UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): December 12, 2018

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9365 Granite Ridge Drive, Suite 100 San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2018, Aethlon Medical, Inc. (the “Company”) and James A. Joyce, the Company’s former Chief Executive Officer, entered into a Separation and Consulting Agreement (the “Agreement”). The Agreement provides that, pursuant to the terms of Mr. Joyce’s Employment Agreement with the Company dated April 1, 1999, as amended by Amendment No. 1 to Employment Agreement, dated October 16, 2015 (together, the “Employment Agreement”), the Company will provide Mr. Joyce with the termination benefits specified in the Employment Agreement, which include, (i) commencing on the 30th day following his December 10, 2018 separation date, continued payment of his current base salary for twelve (12) months (the “Severance Period”), and (ii) payment of COBRA premiums for up to twelve (12) months (collectively, the “Separation Benefits”). The Agreement also provides for a full general release of claims and continued compliance by Mr. Joyce with his post-employment obligations under the Employment Agreement.

The Agreement additionally provides that Mr. Joyce will provide consulting services to the Company for up to 10 hours per month for up to 12 months, for which the Company will pay Mr. Joyce $5,000 per month. The consulting relationship will continue until the earlier of: (i) the date that is twelve (12) months from the separation date; (ii) in the event of a breach by Mr. Joyce of his post-employment obligations (as set forth in the Employment Agreement), the date of any such breach; or (iii) a date mutually agreed between Mr. Joyce and the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aethlon Medical, Inc.

Dated: December 14, 2018	By:	/s/ James B. Frakes
James B. Frakes Chief Financial Officer

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